Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-292200, 333-225375, 333-274721 and 333-258253 on Form S-8 of our report dated March 20, 2025, relating to the financial statements of argenx SE appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.
/s/ Deloitte Accountants B.V.
Eindhoven, The Netherlands
March 19, 2026